                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              RITE AID CORPORATION
                         (DOLLAR AMOUNTS IN THOUSANDS)

                           13 WEEKS                              YEAR ENDED
                            ENDED       ------------------------------------------------------------
                           JUNE 3,      MARCH 4,     FEB 26,      FEB 27,      FEB 29,      MARCH 2,
                             1995         1995         1994         1993         1992         1991
                           --------     --------     --------     --------     --------     --------
Fixed Charges
  Interest Expense.......  $16,256      $ 42,300     $ 28,683     $ 29,387     $ 37,463     $ 49,484
  Interest Portion of Net
     Rental Expense(1)...   12,427        40,424       40,427       37,659       34,939       32,833
  Amortization of Debt
     Expense.............      150           479          441          460          366          222
                           -------      --------     --------     --------     --------     --------
  Fixed Charges Before
     Capitalized
     Interest............   28,833        83,203       69,551       67,506       72,768       82,539
  Capitalized Interest...      243           373          217          445          721          873
                           -------      --------     --------     --------     --------     --------
  Total Fixed Charges....  $29,076      $ 83,576     $ 69,768     $ 67,951     $ 73,489     $ 83,412
                           =======      ========     ========     ========     ========     ========
Earnings
  Income from Continuing
     Operations Before
     Income Taxes........  $62,923      $231,464     $ 45,670(2)  $200,569     $187,202     $163,008
  Fixed Charges Before
     Capitalized Interest
     (per above).........   28,833        83,203       69,551       67,506       72,768       82,539
                           -------      --------     --------     --------     --------     --------
  Total Adjusted
     Earnings............  $91,756      $314,667     $115,221     $268,075     $259,970     $245,547
                           =======      ========     ========     ========     ========     ========
Ratio of Earnings to
  Fixed Charges..........     3.16          3.77         1.65         3.95         3.54         2.94
                           -------      --------     --------     --------     --------     --------

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(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income from continuing operations before income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.